Exhibit 99.1

[GLOBAL ENTERTAINMENT LOGO]                     For further information contact:
                                                                   Rick Kozuback
                                                Global Entertainment Corporation
                      NEWS RELEASE                         Phone: (480) 994-0772
                                                 www.globalentertainment2000.com
                  FOR IMMEDIATE RELEASE

                                                        Rudy R. Miller, Chairman
                                                                The Miller Group
                                                      Investor Relations Counsel
                                                           Phone: (602) 225-0505

Global Entertainment Corporation
4909 East McDowell Road, Suite 104
Phoenix, Arizona 85008-4293


                  GLOBAL ENTERTAINMENT SIGNS TWO NEW AGREEMENTS
               THREE MULTI-PURPOSE EVENTS CENTERS NEAR COMPLETION
                TOTAL PROJECT COSTS OF APPROXIMATELY $175 MILLION

PHOENIX,  ARIZONA,  SEPTEMBER 20, 2006 - GLOBAL ENTERTAINMENT CORPORATION (AMEX:
GEE) a company engaged in sports management, multi-purpose events and entertainment center and related real estate development, facility and venue management and marketing, venue ticketing and brand licensing, announced it has broadened its national platform with the signing of a project agreement in the Pacific Northwest and entered the international market with a new project agreement in western Canada. The company also has three previously announced multi-purpose events centers in the final stage of preparation for grand opening ceremonies in time for the beginning of the 2006/2007 hockey season.

On September 12, 2006, Global participated in groundbreaking ceremonies for a $44.5 million multi-purpose events and entertainment center for the City of Wenatchee, Washington. Global will be the single-source for Design, Development and long-term Management of the operational Greater Wenatchee Regional Event Center that is an important component of Wenatchee's historic downtown/riverfront redevelopment master plan. On the same day Global reached agreement with the City of Dawson Creek in British Columbia, Canada for the long-term Design, Management, Marketing and Ticketing of the Encana Centre where a Global subsidiary will oversee $10 million of capital enhancements for the multi-purpose facility.

The three multi-purpose events centers set to open in the next 30/60 days have a combined project cost of approximately $120 million. The previously announced events centers are located in Prescott Valley, AZ; Rio Rancho, NM and Broomfield, CO. The Prescott Valley Convention and Events Center will serve as a major component of a new 40-acre retail and entertainment district, while the Santa Ana Star Center will operate as a keystone for Rio Rancho's new master planned downtown. The Broomfield Event Center is part of the 206-acre mixed use Arista project. All three venues will host Central Hockey League (CHL) member teams operated by a Global subsidiary through its joint operating agreement with the CHL.

                                                                         more...

Global Entertainment Signs Two New Agreements
Three Multi-Purpose Events Centers Near Completion
Total Project Costs of Approximately $175 Million
September 20, 2006
Page 2

Global's full complement of services are provided by its multiple independently operated subsidiary companies that cross-market to provide a single-source for the development and design of multi-purpose events and entertainment centers, facility and venue management and marketing, venue ticketing and brand licensing.

"These current events highlight the multiple levels of service we offer our target markets. In our traditional role we offer a single-source that begins with the concept phase of an events center, moving on to the development phase that leads to the long-term management of the operational facility. Where circumstances dictate a lesser role our multiple subsidiaries act independently to realize a market opportunity that did not require the entire breadth of services Global is capable of providing," said Rick Kozuback, president and chief executive officer of Global Entertainment. "The strength of our organization remains our ability to provide industry expertise in all areas of project development and facility operation in our chosen communities."

Global Entertainment Corporation is an integrated events company focused on mid-size communities that is engaged through its seven wholly owned subsidiaries, in sports management, multi-purpose events and entertainment center and related real estate development, facility and venue management and marketing, venue ticketing and brand licensing. The WESTERN PROFESSIONAL HOCKEY LEAGUE, INC, through a joint operating agreement with the Central Hockey League, is the operator and franchisor of professional minor league hockey teams in nine states. INTERNATIONAL COLISEUMS COMPANY serves as project manager for arena development while ENCORE FACILITY MANAGEMENT coordinates all arena facility operations. GLOBAL ENTERTAINMENT MARKETING SYSTEMS pursues licensing and marketing opportunities related to the Company's sports management and arena developments and operations. GLOBAL PROPERTIES I in correlation with arena development projects works to maximize value and development potential of new properties. GLOBAL ENTERTAINMENT TICKETING is an in-house ticketing company for sports and entertainment venues. CRAGAR INDUSTRIES is the licensor for its nationally recognized, branded products CRAGAR(R), TRU-SPOKE(R), CRAGAR S/S(R) and STREET PRO(R).

Visit our web sites:

www.globalentertainment2000.com                      www.centralhockeyleague.com
     www.coliseums.com             www.Cragar.com           www.GetTix.net

     Certain statements in this release may be "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of capital expenditures; projections of growth; hiring plans; plans for future operations; financing needs or plans; plans relating to the company's products and services; and assumptions relating to the foregoing.

     Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information.

     Some of the important factors that could cause the company's actual results to differ materially from those projected in forward-looking statements made by the company include, but are not limited to, the following: intense competition within the sports and entertainment industries, past and future acquisitions, expanding operations into new markets, risk of business interruption, management of rapid growth, need for additional financing, changing consumer demands, dependence on key personnel, sales and income tax uncertainty and increasing marketing, management, occupancy and other administrative costs.

     These factors are discussed in greater detail in the company's Annual Report on Form 10-KSB for the year ended May 31, 2006, as filed with the Securities and Exchange Commission.

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